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                                                                    Exhibit 11



                          CENTRAL SPRINKLER CORPORATION

                            EARNINGS PER COMMON SHARE




                                                       Three Months Ended
                                                           January 31,
                                                    1998               1997
                                                    ----               ----
                                                    (Amounts in thousands,
                                                       except per share)


Net income                                         $   366            $ 1,299
                                                   =======            =======

Weighted average number of
  common shares outstanding                          3,846              3,834

Adjustment to exclude average
  unreleased common shares in ESOP                    (580)              (618)
                                                   -------            -------

Weighted average common shares
  outstanding used for basic
  net income per common share                        3,266              3,216

Dilutive effect of common
  stock options                                         73                128
                                                   -------            -------

Weighted average common and common
  equivalent shares outstanding used for
  diluted net income per common share                3,339              3,344
                                                   =======            =======

Net income per common share:
  Basic                                            $   .11            $   .40
                                                   =======            =======

  Diluted                                          $   .11            $   .39
                                                   =======            =======